UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2015

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 24, 2015, ImmunoGen, Inc. and its wholly owned subsidiary, Hurricane, LLC (collectively referred to as “we,” “our” or “us”), entered into a royalty purchase agreement  (the “Purchase Agreement”) with Immunity Royalty Holdings, L.P. (the “Purchaser”), which was formed by certain TPG Special Situations Partners’ investment funds.  The transaction is subject to the satisfaction of customary closing conditions and is expected to close in early April 2015.

The Purchase Agreement provides that, in consideration of the payment of $200 million by the Purchaser to us, the Purchaser will have the right to receive 100% of the royalty payments on commercial sales of Kadcyla® (the “Kadcyla Royalties”) arising under our License Agreement with Genentech, Inc. dated as of May 2, 2000, as amended (the “License Agreement”), until the Purchaser has received aggregate Kadcyla Royalties equal to $235 million or $260 million, depending on when the aggregate Kadcyla Royalties received by the Purchaser reach a specified milestone.  Once the applicable threshold is met, if ever, we will thereafter receive 85%, and the Purchaser will receive 15%, of the Kadcyla Royalties for the remaining royalty term.

The Purchase Agreement requires us to take certain actions with respect to the Kadcyla Royalties and the License Agreement and contains certain representations and warranties, covenants, indemnification obligations and other provisions that are customary for a transaction of this nature.  This summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which we intend to file as an exhibit to ImmunoGen’s quarterly report on Form 10-Q for the period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: March 30, 2015	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer